SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                (Rule 13d - 101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 1)

                               QUINTUS CORPORATION
                               -------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    748798105
                                    ---------
                                 (CUSIP Number)


                            Riverside Contracting LLC
                             c/o ReGen Capital, LLC
                            2109 Broadway, 2nd Floor
                            New York, New York 10023

                                 with a copy to:

                                Joel Negrin, Esq.
                     Goodkind Labaton Rudoff & Sucharow LLP
                           100 Park Avenue, 12th Floor
                               New York, NY 10017
                                 (212) 907-0700
                                 --------------
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)




                                  June 4, 2002
                                  ------------
             (Date of Event which Requires Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                          (Continued on following page)

--------------------                                       ---------------------
CUSIP NO. 748798105                                        Page 2 of 8 Pages
--------------------                                       ---------------------

------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           Riverside Contracting LLC
                                                                 EIN: 13-4101150
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) _x_
                                                                         (b)

------------------- ------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

                           AF

------------------- ------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [ ]
                    IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           New York

------------------- ------- ----------------------------------------------------

 NUMBER OF SHARES       7   SOLE VOTING POWER
   BENEFICIALLY                     0
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------- ----------------------------------------------------
                        8   SHARED VOTING POWER
                                    1,948,965 shares

                    ------- ----------------------------------------------------
                        9   SOLE DISPOSITIVE POWER
                                    0

                    ------- ----------------------------------------------------
                       10   SHARED DISPOSITIVE POWER
                                    1,948,965 shares

------------------- ------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,948,965 shares

------------------- ------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                    EXCLUDES CERTAIN SHARES                                  [ ]

------------------- ------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 4.7%

------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           OO

------------------- ------------------------------------------------------------

--------------------                                       ---------------------
CUSIP NO. 748798105                                        Page 3 of 8 Pages
--------------------                                       ---------------------

------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           Brent Capital LLC
                                                                 EIN: 13-4184286
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    (ENTITIES ONLY)
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) _x_
                                                                         (b)

------------------- ------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

                           AF

------------------- ------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                    REQUIRED PURSUANT TO ITEM  2(d) or 2(e)                  [ ]

------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           New York

------------------- ------- ----------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     0
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------- ----------------------------------------------------
                     8      SHARED VOTING POWER
                                    605,500 shares

                    ------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    0

                    ------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    605,500 shares

------------------- ------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           605,500 shares

------------------- ------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                    EXCLUDES CERTAIN SHARES                                  [ ]

------------------- ------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 1.5%

------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           OO

------------------- ------------------------------------------------------------

--------------------                                       ---------------------
CUSIP NO. 748798105                                        Page 4 of 8 Pages
--------------------                                       ---------------------

------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON

                           Elliot H. Herskowitz

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) _x_
                                                                         (b)

------------------- ------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                    REQUIRED PURSUANT TO ITEM  2(d) or 2(e)                  [ ]

------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------- ----------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     0
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------- ----------------------------------------------------
                     8      SHARED VOTING POWER
                                    1,948,965 shares

                    ------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    0

                    ------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    1,948,965 shares

------------------- ------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,948,965 shares

------------------- ------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                    EXCLUDES CERTAIN SHARES                                  [ ]

------------------- ------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 4.7%

------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON*
                           IN

------------------- ------------------------------------------------------------

--------------------                                       ---------------------
CUSIP NO. 748798105                                        Page 5 of 8 Pages
--------------------                                       ---------------------

------------------- ------------------------------------------------------------
        1
                    NAME OF REPORTING PERSON
                           Neil Herskowitz

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) _x_
                                                                         (b)

------------------- ------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                    REQUIRED PURSUANT TO ITEM  2(d) or 2(e)                  [ ]

------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------- ----------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     0
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------- ----------------------------------------------------
                     8      SHARED VOTING POWER
                                    1,948,965 shares
                    ------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    0

                    ------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    1,948,965 shares

------------------- ------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,948,965 shares

------------------- ------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                    EXCLUDES CERTAIN SHARES                                  [ ]

------------------- ------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 4.7%

------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                           IN

------------------- ------------------------------------------------------------

--------------------                                       ---------------------
CUSIP NO. 748798105                                        Page 6 of 8 Pages
--------------------                                       ---------------------

------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON
                           Yehudah Ben Cohn

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) _x_
                                                                         (b)

------------------- ------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

                           PF

------------------- ------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                    REQUIRED PURSUANT TO ITEM  2(d) or 2(e)                  [ ]

------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

------------------- ------- ----------------------------------------------------
 NUMBER OF SHARES    7      SOLE VOTING POWER
   BENEFICIALLY                     0
  OWNED BY EACH
 REPORTING PERSON
       WITH
                    ------- ----------------------------------------------------
                     8      SHARED VOTING POWER
                                    605,500 shares
                    ------- ----------------------------------------------------
                     9      SOLE DISPOSITIVE POWER
                                    0

                    ------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                                    605,500 shares

------------------- ------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           605,500 shares

------------------- ------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                    EXCLUDES CERTAIN SHARES                                  [ ]

------------------- ------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           Approximately 1.5%

------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON
                           IN

------------------- ------------------------------------------------------------

                                  INTRODUCTION

     The Reporting Persons herein named hereby file this Amendment No. 1 to the Statement on Schedule 13D filed by the Reporting Persons on February 19, 2002 (the "Statement") relating to the common stock, $.001 par value per share (the "Common Stock"), of Quintus Corporation, a Delaware corporation (the "Issuer"). Defined terms not otherwise defined herein have the meanings ascribed thereto in the Statement. Only those items amended are reported herein.


ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          The amount paid (including commissions) for shares of the Common Stock ("Shares") purchased by Brent was $57,054.

          In all other respects the information in Item 3 remains unchanged.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

          (a) The aggregate number and percentage of Shares beneficially owned by Brent is 605,500 (approximately 1.5% of the outstanding Shares).

          (c) The following table sets forth information with respect to all transactions in the Common Stock that were effected during the past 60 days by the Reporting Persons. All of such transactions were effected as ordinary course brokerage transactions, except that the Shares beneficially owned by Brent set forth in this Amendment No. 1 to the Statement were purchased in ordinary course brokerage transactions by Riverside for the account of Brent. Such Shares were immediately transferred to the account of Brent at the cost thereof.


          Brent Capital LLC

     ---------------------------------------------------------------------------
          Date of         Type of Transaction,       Number of     Price per
        Transaction       (Purchase) or (Sale)        Shares         Share
     ---------------------------------------------------------------------------
          6/4/02                   P                   88,000        $0.10
     ---------------------------------------------------------------------------
          4/29/02                  P                   17,500        $0.10
     ---------------------------------------------------------------------------
          4/18/02                  P                  150,000        $0.10
     ---------------------------------------------------------------------------
          4/12/02                  P                  100,000        $0.10
     ---------------------------------------------------------------------------

          In all other respects the information in Item 5 remains unchanged.

                                     7 of 8

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 7, 2002                          RIVERSIDE CONTRACTING LLC


                                            By       /s/ Neil Herskowitz
                                               ---------------------------------
                                               Neil Herskowitz, Manager


                                             BRENT CAPITAL LLC,
                                             Elliot H. Herskowitz,
                                             Neil Herskowitz and
                                             Yehudah Ben Cohn
                                             By: RIVERSIDE CONTRACTING LLC,
                                             as attorney-in-fact


                                             By:  /s/ Neil Herskowitz
                                                -----------------------
                                                Neil Herskowitz, Manager


                                     8 of 8